EXHIBIT 2.1

MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

by and among

HURON CONSULTING GROUP HOLDINGS, LLC

DOCUMENT REVIEW CONSULTING SERVICES LLC,

and

ROBERT ROWE

Dated as of July 31, 2006

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

		Page
13.13	Facsimile Signatures	27
13.14	Expenses	27
13.15	Transfer Taxes and Fees	27
13.16	Representation of Counsel; Mutual Negotiation	27

- iv -

EXHIBITS

EXHIBIT
EXHIBIT A	FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS
EXHIBIT B	FORM OF PROMISSORY NOTE
EXHIBIT C	FORM OF SENIOR MANAGEMENT AGREEMENT

SCHEDULES

Schedule 2.3:	Annual Earn-Out Percentage
Schedule 3.3:	Compliance with Law
Schedule 3.4:	Seller Consents and Approvals
Schedule 3:9:	Material Customers
Schedule 4.4:	Purchaser Consents and Approvals
Schedule 6.1:	Required Consents

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 31, 2006, is entered into by and among Huron Consulting Group Holdings, LLC, a Delaware limited liability company (“Purchaser”), Document Review Consulting Services LLC, a Delaware limited liability company (the “Company”), and Robert Rowe (the “Seller”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, Seller owns all of the outstanding membership interests in the Company (the “Membership Interests”);

WHEREAS, the Company is party to an Asset Purchase Agreement, dated July 31, 2006 (the ”Nextra Asset Purchase Agreement”) with Nextra Litigation Solutions, LLC, a South Carolina limited liability company (“Nextra”), and Nexsen Pruet Adams Kleemeier, PLLC, a South Carolina professional limited liability company (“Nexsen Pruet”), pursuant to which, subject to the terms and conditions thereof, the Company has agreed to acquire substantially all of the assets of Nextra; and

WHEREAS, Seller desires to sell to Purchaser all Membership Interests in the Company and Purchaser desires to acquire said Membership Interests in the Company from Seller, upon the terms and subject to the conditions of this Agreement, immediately following the transactions contemplated by the Nextra Asset Purchase Agreement;

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1  Definitions.

(a)  Definitions.   The following terms shall have the following indicated meanings for purposes of this Agreement:

“Affiliate” shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, “control” (including, with the correlative meaning, the term “controlled” and “is under common control”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Membership Interest Purchase and Sale Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

“Assignment of Membership Interests” shall mean the Assignment of Membership Interests in the form attached hereto as Exhibit A, to be executed at Closing by Purchaser and Seller.

“Benefit Plan” each “employee benefit plan” (as defined in sections 3(3) of ERISA), and each retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding which does not constitute an employee benefit plan, which is sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates, with respect to which the Company or any of its ERISA Affiliates has any obligation to contribute or with respect to which the Company or any of its ERISA Affiliates may have any liability.

“Business” shall mean the document review, database processing and database hosting business conducted by Nextra prior to the closing of the Nextra Asset Purchase Agreement and by the Company thereafter (as such business may be expanded following the Closing Date).

“Business Day” shall mean any day of the year, other than a Saturday, a Sunday or a day on which banks in South Carolina are authorized or obligated by law or executive order to close.

“Business Revenue” shall have the meaning set forth in Section 2.4(b).

“Calculation Period” shall have the meaning set forth in Section 2.3(b).

“Claim” shall have the meaning set forth in Section 12.4.

“Claim Notice” shall have the meaning set forth in Section 12.4.

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Closing Date Cash Payment” shall have the meaning set forth in Section 2.2.

“Closing Date Expense Payment” shall have the meaning set forth in Section 13.14.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated July 5, 2006, between Purchaser and Rowe.

“Contract” shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant, instrument or license.

“Cumulative Earn-Out Payment” shall have the meaning set forth in Section 2.4(a).

“Cumulative Earn-Out Period” shall have the meaning set forth in Section 2.4(a).

“Cumulative EBITA Margin” shall have the meaning set forth in Section 2.4(b).

“Disclosure Schedules” shall mean, collectively, the Purchaser Disclosure Schedules and the Seller Disclosures Schedules.

“Earn-Out Calculation Statements” shall have the meaning set forth in Section 2.5.

“Earn-Out Payment” shall have the meaning set forth in Section 2.3(a).

“Earn-Out Period” shall have the meaning set forth in Section 2.3(a).

“EBITA” shall have the meaning set forth in Section 2.3(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean the government of the United States or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

“Indemnified Party” shall have the meaning set forth in Section 12.4.

“Indemnifying Party” shall have the meaning set forth in Section 12.4.

“Independent Accountant” shall have the meaning set forth in Section 2.5(b).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of Robert Rowe, as such knowledge may exist at the Closing Date, without any duty whatsoever of any investigation or inquiry into the matter to which reference to Seller’s Knowledge is made.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Liabilities” shall mean any direct or indirect liability, indebtedness, or obligation of any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” shall mean any lien, pledge, charge, security interest, deed of trust, mortgage or other similar encumbrance, including any agreement to give any of the foregoing in the future.

“Loss” shall mean any and all liabilities, losses, costs, claims, damages, penalties and expenses (including attorney’s fees and expenses and costs of investigation and litigation).

“Membership Interest” shall have the mean set forth in the recitals to this Agreement.

“Nexsen Pruet” shall have the meaning set forth in the recitals to this Agreement.

“Nextra” shall have the meaning set forth in the recitals to this Agreement.

“Nextra Asset Purchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Permits” shall mean all licenses, certificates, permits, variances, interim permits, permit applications, approvals, franchises, rights, code approvals and private product approvals required by any Governmental Authority in connection with the conduct of the Business.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company or other entity.

"Promissory Note" shall have the meaning set forth in Section 5.6.

“Prorated Earn-Out Amount” shall have the meaning set forth in the Section 2.4(a).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Disclosure Schedules” shall mean the Schedules prepared by Purchaser and delivered to Seller setting forth the disclosures required to be made hereunder by Purchaser, including exceptions and qualifications to the representations and warranties contained in Article IV, as the same may be amended or updated in accordance with this Agreement.

“Related Agreements” shall mean the Assignment of Membership Interests and all other instruments of transfer and assumption delivered pursuant to Section 8.2.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative of a Person.

“Required Consents” shall have the meaning set forth in Section 6.1.

“Restricted Period” shall have the meaning set forth in Section 11.3.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Disclosure Schedules” shall mean the Schedules prepared by Seller and delivered to Purchaser setting forth the disclosures required to be made by Seller, including exceptions and qualifications to the representations and warranties contained in Article III, as the same may be amended from time to time in accordance with this Agreement.

“Senior Management Agreement” shall have the meaning set forth in Section 6.8.

“Tax” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, escheat, franchise or withholding taxes, and any premium, including interest, penalties and additions in connection therewith.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority or any Person in connection with the determination, assessment, collection, or payment, of any Tax.

“Territory” shall mean the entire United States of America and its territories and possessions.

“Third Party Claim” shall have the meaning set forth in Section 12.5.

“Title and Authorization Warranties” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.6 and Sections 4.1, 4.2, 4.3 and 4.4.

“Transfer Taxes” shall have the meaning set forth in Section 13.15.

1.2  Incorporation by Reference of Other Terms.   Unless otherwise defined herein or the context requires otherwise, capitalized terms used herein are used herein with the meaning ascribed to such terms in the Nextra Asset Purchase Agreement.

1.3  Interpretation.   The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Law means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.

ARTICLE II

SALE AND PURCHASE OF MEMBERSHIP INTERESTS

2.1  Transfer of Membership Interests.   Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, free and clear of all Liens, all of the Membership Interests in the Company owned by Seller, which Membership Interests constitute all of the outstanding membership interests in the Company.

2.2  Cash Purchase Price.   On the terms and subject to the conditions set forth in this Agreement, in consideration of the transfer of the Membership Interests in the Company by Seller to Purchaser, Purchaser shall pay to Seller at Closing $2,000,000 in cash (the “Closing Date Cash Payment”). In addition, on the last day of the Earn-Out Period, Purchaser shall pay Seller $75,0000 in cash. Both the latter payment and the Closing Date Cash Payment shall be paid by wire transfer of immediately available funds to such account as shall have been designated by Seller prior to the date of the relevant payment.

2.3  Annual Earn-Out Payments.   (a) As additional consideration for the sale of the Membership Interests by Seller to Purchaser, for the three-year period following the first day of the calendar month immediately following the Closing (referred to herein as the “Earn-Out Period”), Purchaser shall pay to Seller with respect to each Calculation Period within the Earn-Out Period an amount (each an “Earn-Out Payment”) equal to (A) the EBITA generated by the Business for the applicable Calculation Period multiplied by (B) the percentage specified on Schedule 2.3.

(b)  For purposes hereof, the following definitions shall apply:

(i)  “Calculation Periods” with respect to the Earn-Out Payments means (i) the period beginning on the first day of the calendar month following the Closing Date and ending on December 31, 2006, (ii) the twelve-month period beginning on January 1, 2007 and ending on December 31, 2007, (iii) the twelve-month period beginning January 1, 2008 and ending on December 31, 2008 and (iv) the period beginning on January 1, 2009 and ending in 2009 on the last day of the month in which the Closing Date occurs.

(ii)  “EBITA” for any Calculation Period means the net income of the Business for the applicable Calculation Period, before the subtraction of any interest, income taxes or goodwill amortization, but after deduction for depreciation of the Business. All calculations of EBITA shall be made in accordance with GAAP as in effect on the Closing Date, as applied by Purchaser consistent with past practices, provided (i) that any payments, charges or expenses for allocation of home office, executive, general and administrative expenses or other payments, charges, expenses or commissions of or paid by Purchaser and/or its affiliates

(including any affiliate that itself succeeds to the Business) shall not be deducted for purposes of the calculation, except that any services (other than referrals) rendered to the Business by Purchaser and/or its affiliates (including other practice groups) that are provided directly to the Business shall be charged to the Business for purposes of the calculation at customary inter-group rates and (ii) no expenses incurred pursuant to Section 2.5 (relating to the Earn-Out Calculation Statements) shall be deducted for purposes of the calculation. Further, for avoidance of doubt, no Earn-Out Payment or Cumulative Earn-Out Payment shall be deducted for purposes of such calculation for any year, whether in the year such payment accrues, is paid, or in any other year.

2.4  Cumulative Earn-Out Payment.   (a) Subject to clause (iv) of this Section 2.4, as additional consideration for the sale of the Membership Interests by Seller to Purchaser, Purchaser shall pay to Seller an amount (the “Cumulative Earn-Out Payment”) determined as follows if the Business Revenue generated over the three year period (the “Cumulative Earn-Out Period”) beginning on January 1, 2007 and ending on December 31, 2009 exceeds $100 million:

(i)  If the Business Revenue over the Cumulative Earn-Out Period is equal to or greater than $100 million, but less than $125 million, then the Cumulative Earn-Out Payment to be paid to Seller shall be (A) $2 million plus (B) an amount (the “Prorated Earn-Out Amount”) as determined in accordance with the following formula:

Prorated Earn-Out Amount =

[	(Business Revenue - $100 million)	]	x	$3 million
$25 million

(ii)  Subject to clause (iv) of this Section 2.4, if the Business Revenue over the Cumulative Earn-Out Period is equal to or greater than $125 million, then the Cumulative Earn-Out Payment to be paid to Seller shall be $5 million.

(iii)  If the Business Revenue over the Cumulative Earn-Out Period is less than $100,000,000, Purchaser shall not be required to make any Cumulative Earn-Out Payment.

(iv)  Notwithstanding anything to the contrary in this Section 2.4, Purchaser will not be required to make a Cumulative Earn-Out Payment to Seller if the Cumulative EBITA Margin of the Company is less than twenty percent (20%) over the Cumulative Earn-Out Period.

(b)  For purposes hereof, the following definitions shall apply:

(i)  “Cumulative EBITA Margin” means the percentage obtained by dividing the aggregate EBITA over the Cumulative Earn-Out Period by the aggregate Business Revenue over the Cumulative Earn-Out Period.

(ii)  “Business Revenue” means with respect to a period, the revenue of the Business for the applicable period, as determined on an accrual basis in accordance with GAAP, consistently applied. For purposes of this definition, Business Revenue shall exclude the reimbursement of out-of-pocket expenses incurred by the Business for incidental services (e.g.; travel, copying and courier charges, etc.) that are not integral to the services provided by the Business.

2.5  Earn-Out Statements.   (a) Within sixty (60) days of the end of each Calculation Period within the Earn-Out Period, Purchaser shall prepare a statement setting forth Purchaser’s calculation of the amount of the Earn-Out Payment that is due with respect to the relevant period, and within sixty (60) days of the end of the Cumulative Earn-Out Period, Purchaser shall prepare a statement setting forth Purchaser’s calculation of the amount of the Cumulative Earn-Out Payment said statements being referred to herein as the “Earn-Out Calculation Statements”). Concurrently with the delivery of each Earn-Out Calculation Statement, Purchaser shall pay Seller the amount of the Earn-Out Payment or Cumulative Earn-Out Payment, as applicable, reflected thereon by wire transfer of immediately available funds to such account as shall be designated from time to time by Seller. Purchaser shall provide Seller, in addition to said statements, such additional documentation and supporting information as may be necessary to allow Seller to review and verify Purchaser’s determinations and calculations as reflected in each such Earn-Out Calculation Statement.

(b)  Seller shall notify Purchaser of any disagreement that Seller may have with Purchaser’s calculation of the Earn-Out Payments or Cumulative Earn-Out Payment, as applicable, within thirty (30) days of the receipt thereof by Seller. If Seller advises Purchaser of its disagreement with an Earn-Out Calculation Statement, Seller and Purchaser shall attempt in good faith to resolve any dispute within thirty (30) days of receipt by Purchaser of Seller’s objection and Purchaser shall make any adjusting payment and resolve the disputed Earn-Out Calculation Statement within three Business Days of the dissolution of the dispute. If within said thirty (30) day period, Seller and Purchaser are unable to resolve the dispute, either Purchaser or Seller shall be entitled to submit the dispute for resolution to a nationally recognized accounting firm reasonably acceptable to Seller and Purchaser (the “Independent Accountant”) or in the absence of an agreement, Grant Thornton LLP. If the Independent Accountant is retained, each of Purchaser and Seller shall submit a written statement summarizing its position on the disputed payments to the Independent Accountant not more than ten (10) Business Days after its appointment, together with any necessary supporting documentation as it deems necessary or as requested by the Independent Accountant. The Independent Accountant shall be instructed to render its decision on the disputed amounts within thirty (30) days of receipt of the written statements. The decision of the Independent Accountant shall be final and binding on, and shall not be subject to appeal by Seller or Purchaser. The Earn-Out Calculation Statement shall be revised to reflect the determination of the Independent Accountant and any payments required to be made as a result thereof shall be paid within three (3) Business Days of the final determination by the Independent Accountant. The fees of the Independent Accountant shall be borne equally by Purchaser and Seller.

(c)  During the Earn-Out Period and Cumulative Earn-Out Period, appropriate measures will be taken by Purchaser to ensure that the Company continues to generate separate financial statements for the Business at least for each calendar quarter sufficient to allow the Earn-Out Payments and Cumulative Earn-Out Payments to be reviewed and calculated in accordance with this Agreement setting forth, without limitation, EBITA for the Calculation

Period in which such quarter is included and EBITA and Business Revenue for the Cumulative Earn-Out Period to date.

2.6  Purchase Price Allocation.   The parties agree to allocate the combined amount consisting of the Closing Date Cash Payment plus the tax purchase price under the Nextra Asset Purchase Agreement among the assets and non-competition provisions contained in Section 11.3 in accordance with Section 1060 of the Code and the regulations thereunder and the principles set forth in Section 3.3 of the Nextra Asset Purchase Agreement provided however, that the parties agree to allocate any consideration in excess of the Closing Date Cash Payment (less any amount allocated to the non-competition undertaking) provided in the Nextra Asset Purchase Agreement in its entirety to "Class VII assets" (in goodwill and going concern value) pursuant to Treasury Regulations §§ 1.1060-1(c)(2). Any adjustment to the Closing Date Cash Payment shall be allocated as provided by the Treasury Regulation § 1.1060-1(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

The Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, except in the case of any representations or warranties that by its terms is made as of a date specified thereon, and except as otherwise set forth on the Seller Disclosure Schedule, as follows:

3.1  Organization of the Company.   The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full organizational power and authority to conduct the Business. The Company is duly qualified or licensed to do business as a limited liability company and is in good standing in each jurisdiction in which the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company’s ability to conduct the Business. The Company has no direct or indirect subsidiaries and does not hold any ownership interest in any Person.

3.2  Authorization.   The Company has all requisite organizational power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Related Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. No other organizational proceedings on the part of the Company is necessary to authorize this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

3.3  No Conflict or Violation.   Neither the execution, delivery or performance of this Agreement or the Related Agreements by the Company or Seller, nor the consummation of the transactions contemplated hereby or thereby will (a) violate or conflict with any provision of the Certificate of Formation or operating agreement or limited liability agreement of the Company, (b) result in or constitute a breach of, or a default under, any term or provision of any Contract or Permit to which the Company is a party, or (c) except as set forth on Schedule 3.3, violate any applicable Law.

3.4  Consents and Approvals.   Except as set forth on Schedule 3.4, no notice to, declaration, filing or registration with, or consent, authorization, clearance, consent or approval of, or Permit from, any Governmental Authority or any other Person is required to be made or obtained by the Company or Seller in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

3.5  Binding Effect.   This Agreement has been, and on the Closing Date each of the Related Agreements to which each of the Company or Seller is or will become a party will have been, duly and validly executed and delivered by the Company or Seller, as applicable. This Agreement constitutes the legal, valid and binding obligation of the Company and Seller, and each Related Agreement to which the Company or Seller is or becomes a party, when executed and delivered, will constitute the legal, valid and binding obligation of the Company or Seller, as applicable, in each case, enforceable against such party in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

3.6  Ownership of the Company.   All of the Membership Interests in the Company are, as of the date hereof and as of the Closing Date, owned beneficially and of record by Seller free and clear of all Liens. Seller has furnished to Purchaser true and correct copies of the Company’s Certificate of Formation and the operating agreement or limited liability agreement of the Company, in each case, as amended through the date hereof. Except for the Membership Interests transferred to Purchaser pursuant to this Agreement, there are no outstanding ownership or voting interests in the Company, and there are no options, warrants, calls, instruments or other rights of any character which would give a third party the right to acquire any interest in the Company. The execution and delivery of the Assignment of Membership Interests at Closing will be sufficient to transfer the entire legal and beneficial membership interests of Seller in the Company to Purchaser free and clear of all Liens.

3.7  Tax.   The Company is currently, and has at all times been, classified for U.S. federal income tax purposes as either a partnership or disregarded entity. The Company has not made an election pursuant to Treasury Regulation section 301.7701-3(c) to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

3.8  Business of the Company.   Prior to the date of this Agreement, the Company has not conducted any material business operations. Except for the Nextra Asset Purchase Agreement and such immaterial agreements as the Company shall have entered into in connection with its formation, the Company is not a party to any Contract.

3.9  Customers.   Schedule 3.9 identifies the five (5) largest customers of the Business for the most recently completed calendar year, and the current calendar year. Except as set forth on Schedule 3.9, since January 1, 2006, to the Knowledge of Seller, (i) there have been no material adverse changes in the business relationship with any such customer and Nextra (other than resulting from the termination in the ordinary course of client engagements) and (ii) there have been no material disputes between any such customer and Nextra.

3.10  Representations and Warranties of Nextra.   To the Knowledge of Seller (and without giving effect to any knowledge qualifications in the Nextra Asset Purchase Agreement), the representations and warranties of Nextra in Article III of the Nextra Asset Purchase Agreement are true and correct in all material respects.

3.11  Employee Benefit Plans.   The Company does not maintain, contribute to, sponsor, have an obligation to contribute to or have any liability under or with respect to any Benefit Plan.

3.12  No Brokers.   Neither Seller, the Company nor any of its respective officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person which will result in any obligation of Purchaser or any of its Affiliates, including following the Closing Date, the Company, to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, and except as otherwise set forth on the Purchaser Disclosure Schedule, as follows:

4.1  Organization of Purchaser.   Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in each jurisdiction where the nature of its business requires such qualification.

4.2  Authorization.   The execution, delivery and performance by Purchaser of this Agreement and each of the Related Agreements to which Purchaser is or will become a party and the consummation by Purchaser of the transactions contemplated hereby and thereby are within Purchaser’s powers and have been duly and validly authorized by all necessary action of Purchaser.

4.3  No Conflict or Violation.   Neither the execution, delivery or performance of this Agreement or the Related Agreements by Purchaser, nor the consummation of the transactions contemplated hereby or thereby by Purchaser, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser (b) result in or constitute a breach of, or a default under, any terms or provision of any agreement, instrument, obligation, permit or license to which Purchaser is a party or by which its assets are bound or (c) violate any applicable Law.

4.4  Consents and Approvals.   Except as set forth on Schedule 4.4, no notice to, declaration, filing or registration with, or authorization, clearance, consent or approval of, or permit from, any Governmental Authority or any other Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

4.5  Binding Effect.   This Agreement has been, and on the Closing Date each of the Related Agreements to which Purchaser is or will become a party will have been, duly and validly executed and delivered by Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, and each Related Agreement to which Purchaser is or becomes a party, when executed and delivered, will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

4.6  No Brokers.   Neither Purchaser nor any of its officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person or firm which will result in any obligation of Seller, the Company or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE V

COVENANTS OF SELLER AND PURCHASER

Seller and Purchaser each covenant with the other as follows:

5.1  Implementing Agreement.

(a)  Subject to the terms of this Agreement, each of the parties hereto agrees to use commercially reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other party hereto in doing, both before and after the Closing, all things reasonably necessary, proper or advisable to consummate and make effective, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities, and the making of all necessary registrations and filings with, and the taking of all reasonable steps as may be necessary to obtain any approval or waiver, consents or approvals from, or to avoid any action or proceeding by, any Governmental Authority, and (ii) the obtaining of all necessary waivers, consents or approvals from any Persons other than Governmental Authorities. Notwithstanding the foregoing, the parties agree that the obtaining of such waivers, consents and approvals and the making of all such registrations and filings and the taking of such other steps (including waivers, consents or approvals that may be required under any Contract or Permit) shall not be a condition to any party’s obligation to consummate the transactions contemplated by this Agreement, except that the Required Consents shall be a closing condition.

5.2  Access to Information.   Prior to the Closing Date, the Company and Seller shall cooperate with Purchaser and provide Purchaser and its authorized Representatives with reasonable access to its books and records, facilities and employees, and to the extent permitted by Nextra, to the books and records, facilities and employees of Nextra, and will permit Purchaser and its authorized Representatives to make such inspections and conduct such interviews and inquiries as Purchaser may reasonably request. Purchaser shall conduct all such inspections, and other information-gathering activities described above only (a) at Purchaser’s sole cost and expense, (b) during regular business hours after reasonable advance notice, (c) in a manner to maintain appropriate confidentiality regarding the Business, and (d) in a manner which will not unduly interfere with the operation of the Business. Any and all such information gathered by Purchaser as a result of, or in connection with, such information-gathering shall be kept strictly confidential and shall not be revealed to, or discussed with, any Person other than the authorized Representatives of Purchaser who agree to maintain the confidentiality of any such information in accordance with the provisions of this Section 5.2 and the Confidentiality Agreement. In the event the transactions contemplated hereby are not consummated, such information shall be returned to Seller or destroyed in accordance with this Agreement. Without limiting the foregoing, Seller shall keep Purchaser informed of any material developments with respect to the Business of which Seller shall become aware prior to the Closing Date, and shall further keep Purchaser informed of all material communications occurring prior to the Closing between Seller and the Company, on the one hand, and Nextra and Nexsen Pruet, on the other hand, related to the Nextra Asset Purchase Agreement.

5.3  Exercise of Rights under the Nextra Asset Purchase Agreement; Conduct of Business.   From the date hereof through the Closing, Seller and the Company shall not, except as contemplated by this Agreement, or as consented to by Purchaser in writing, amend the Nextra Asset Purchase Agreement or grant any waiver to or extension of any of the terms and conditions thereof or otherwise exercise any material right thereunder. Without limiting the generality of the foregoing, neither the Company nor Seller shall except as specifically contemplated by this Agreement or as consented to by Purchaser in writing:

(a)  approve or commit to make any individual capital expenditure that is in excess of $25,000, or aggregate capital expenditures that are in excess of $50,000 which would be required to be expended by the Company following the Closing Date;

(b)  other than Contracts with clients of the Business for the performance of services by the Company which are contingent on the Closing of the Nextra Asset Purchase Agreement, enter into any Contract, other than any Contract which is necessary in connection with the transactions contemplated hereby;

(c)  except as required by Law, agree to any material increases, in the aggregate wages, salaries, bonuses or other compensation payable to or with respect to current or former employees, or adopt or establish any Benefit Plan;

(d)  amend the operating agreement or limited liability company agreement of the Company;

(e)  agree to cancel any debts or affirmatively waive any rights of any customer of the Business;

(f)  make any Tax election;

(g)  issue any Membership Interests or grant any right to acquire Membership Interests to any Person; or

(h)  enter into any agreement, or otherwise become obligated to do any of the foregoing.

5.4  Updated Disclosure Schedules.   From the date hereof through the Closing Date, Seller and Purchaser shall update those portions of the Disclosure Schedules relating to the representations and warranties contained in Articles III and IV, respectively, in each case to reflect changes thereto through the Closing Date or to correct any inaccuracies thereto of which Seller or Purchaser becomes aware prior to the Closing. No such supplement or amendment to the Disclosure Schedules shall be deemed to cure any breach for purposes of Sections 6.2 or 7.2, as applicable. If, however, the Closing occurs, any such supplement or amendment will be effective to cure and correct the Disclosure Schedules (and the corresponding representations and warranties to which such supplement or amendment relates) for all other purposes of this Agreement, including for purposes of Article XIII, and all references to the Schedule which is supplemented or amended as provided in this Section 5.4 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

5.5  Exclusivity.   During the period beginning the date hereof and ending on the first to occur of the Closing or the termination of this Agreement pursuant to Section 10.1, neither the Company, Seller nor any of their Representatives shall, directly or indirectly, solicit inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Purchaser, and its Representatives) concerning (a) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving the Company, or (b) any purchase or other acquisition by any Person of the Membership Interests.

5.6  Availability of Financing.   Subject to the satisfaction of the conditions to the closing of the Nextra Asset Purchase Agreement and this Agreement, Purchaser agrees to make available to the Company financing in such amount as shall be required to permit the Company to satisfy its payment obligations under Sections 3.1 and 3.2 of the Nextra Asset Purchase Agreement. The financing to be made available to the Company shall be evidenced by a promissory note (the “Promissory Note”) in substantially the form set forth in Exhibit B. Purchaser may elect, prior to making the loan, to require that the Company grant a security interest in favor of Purchaser over substantially all of its assets, including the rights of the Company under the Nextra Asset Purchase Agreement (with the Seller hereby expressly disclaiming any representation or warranty whatsoever regarding the legal assignability of such rights), in which case, the Company shall execute a security agreement in favor of the Company on such terms as are customarily executed in favor of commercial lenders. Prior to making the loan contemplated by this Section 5.6, the Company shall take all action as may be reasonably requested by Purchaser to evidence the authorization, execution and delivery of the Promissory Note.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the Closing are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing Date:

6.1  Consents and Approvals.   Purchaser shall have received written evidence satisfactory to it that (a) except as indicated on Schedule 6.1, all clients in respect of the In-Process Engagements shall have (i) either entered into new engagements with the Company on terms that explicitly confirm that the Company’s performance of the engagements after the Closing will not involve the practice of law or (ii) consented to the transfer of their files to the Company, (b) all consents and approvals described on Schedule 6.1 have been obtained, and (c) all required filings described on Schedule 6.1 have been made (all of the foregoing consents, approvals and filings, are referred to collectively herein as the “Required Consents”).

6.2  Warranties True as of Both Present Date and Closing Date.   The representations and warranties of the Company and Seller contained herein shall have been accurate and correct in all material respects at and as of the date of this Agreement, and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified thereon, in which case such representation or warranty shall be accurate and correct as of the specified date).

6.3  Compliance with Agreements and Covenants.   Seller and the Company shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

6.4  Documents.   Purchaser shall have received all of the agreements, documents and items specified in Section 8.2(a).

6.5  Employee Acceptance of Employment with Purchaser.   Not less than eighty percent (80%) of all employees, and all of the team leaders of Nextra, shall have agreed to continue their employment with the Company following the Closing on the standard terms of employment of Purchaser and its Affiliates for similarly situated employees.

6.6  Actions or Proceedings.   No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any Court of competent jurisdiction or Governmental Authority that prohibits, enjoins, restrains or challenges or seeks to prohibit, enjoin or restrain the consummation of the transactions contemplated by this Agreement.

6.7  Acquisition of Nextra by the Company.   The Company shall have completed the acquisition of the assets of Nextra on terms and conditions set forth in the Nextra Asset Purchase Agreement.

6.8  Senior Management Agreement.   Seller shall have executed a senior management agreement (the “Senior Management Agreement’) in the form set forth in Exhibit C covering the employment period beginning on the Closing Date and ended on December 31, 2009.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the Closing are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:

7.1  Warranties True as of Both Present Date and Closing Date.   The representations and warranties of Purchaser contained herein shall have been accurate and correct in all material respects on and as of the date of this Agreement, and shall also be accurate and correct on and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified thereon, in which case such representation or warranty shall be accurate and correct as of the specified date).

7.2  Compliance with Agreements and Covenants.   Purchaser shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3  Documents.   Seller shall have received all of the agreements, documents and items specified in Section 8.2(b).

7.4  Consent and Approvals.   All consents and approvals which are Required Consents shall have been obtained and all filings which are Required Consents shall have been made.

7.5  Actions or Proceedings.   No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any Court of competent jurisdiction or Governmental Authority that prohibits, enjoins, restrains or challenges or seeks to prohibit, enjoin or restrain the consummation of the transactions contemplated by this Agreement.

7.6  Acquisition of Nextra by the Company.   The Company shall have completed the acquisition of the assets of Nextra on the terms and condition set forth in the Nextra Asset Purchase Agreement.

7.7  Senior Management Agreement.   Purchaser shall have executed the Senior Management Agreement.

ARTICLE VIII

CLOSING

8.1  Closing.   The closing of the transactions contemplated herein (the “Closing”) shall be held at 9:00 a.m. local time on the date (the “Closing Date”) that is the later to occur of (i) July 31, 2006 and (ii) the date which is three (3) business days after the first date that all of the conditions set forth in Articles VI and VII have been satisfied or waived at the offices of Seller, or at such other date, time and place as the parties hereto otherwise agree and to the extent practicable shall take place immediately following the closing of the Nextra Asset Purchase

Agreement. For the purpose of any calculation or determination required to be made by any of the parties following the Closing, the Closing shall be deemed to have been effective as of 12:01 a.m., Eastern Standard Time, on the date immediately following Closing Date. All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed or are otherwise waived in a writing signed by each of the parties hereto.

8.2  Conveyances at Closing.

(a)  Seller’s Deliveries.   At the Closing, to effect the sale, transfer, conveyance, assignment and assumption referred to in Article II and the other transactions contemplated hereby, Seller shall deliver to Purchaser:

(i)  The Assignment of Membership Interests, duly executed by Seller and the Company;

(ii)  Such other instruments of transfer reasonably requested by Purchaser to evidence the transfer of the Membership Interests;

(iii)  A certificate, dated the Closing Date, of Seller certifying compliance by Seller with Sections 6.2 and 6.3, which delivery shall be waived in the event of a simultaneous signing and closing.

(iv)  A certificate of the managing member of the Company, certifying resolutions of the sole member of the Company, approving the execution, delivery and performance of this Agreement, the Related Agreements and the Nextra Asset Purchase Agreement by the Company;

(v)  A certificate of non-foreign status, in the form provided in Treasury Regulation section 1.1445-2(b)(2)(iv), issued pursuant to and in compliance with (including the making of any required filings with the IRS) Treasury Regulation section 1.1445-2(b)(2), certifying that Seller is not a foreign person within the meaning of Treasury Regulation section 1.1445-2(b)(2); and

(vi)  Evidence satisfactory to Purchaser that Nextra’s lenders shall have released any Liens over the Acquired Assets.

(b)  Purchaser’s Deliveries.   At the Closing, to effect the sale, transfer, conveyance, assignment and assumption referred to in Article II and the other transactions contemplated hereby, Purchaser shall deliver to Seller:

(i)  The Closing Date Cash Payment;

(ii)  The Closing Date Expense Payment;

(iii)  The Assignment of Membership Interests, duly executed by Purchaser;

(iv)  A certificate, dated the Closing Date, of an officer of Purchaser certifying compliance by Purchaser with Sections 7.1 and 7.2, which delivery shall be waived in the event of a simultaneous signing and closing; and

(v)  [Intentionally Omitted.]

ARTICLE IX

[INTENTIONALLY OMITTED]

ARTICLE X

TERMINATION

10.1  Termination.   This Agreement may be terminated at any time on or prior to the Closing Date:

(a)  With the mutual consent of Seller and Purchaser;

(b)  By Purchaser, if there shall have been a breach of any covenant, representation or warranty of the Company or Seller hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Seller of a notice in writing from Purchaser specifying the breach and requesting such be remedied; provided, however, that if the nature of the breach is such that it is incapable of cure within the ten (10) Business Day period, such cure period shall be extended, but no later than through the date specified in clause (d) below so long as promptly following receipt of the notice from Purchaser, Seller has commenced, and diligently continues to pursue to remedy the default;

(c)  By Seller, if there shall have been a material breach of any covenant, representation or warranty of Purchaser hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Purchaser of notice in writing from Seller specifying the breach and requesting such be remedied; provided, however, that if the nature of the breach is such that it is incapable of cure within the ten (10) Business Day period; such cure period shall be extended, but not later than through the date specified in clause (d) below, so long as promptly following receipt of the notice from Seller, Purchaser has commenced, and diligently continues to pursue to remedy the default; and

(d)  By Seller or Purchaser, if the Closing shall not have taken place on or before August 30, 2006; provided that the right to terminate this Agreement under this clause (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

In the event of any termination pursuant to this Section 10.1 (other than pursuant to clause (a)), written notice setting forth the reasons thereof shall forthwith be given by the terminating party to the other party.

10.2  Effect of Termination.   If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations of confidentiality set forth in Section 5.2 and the Confidentiality Agreement, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement.

ARTICLE XI

ACTIONS BY SELLER AND PURCHASER AFTER THE CLOSING

11.1  Tax Matters.   Seller and Purchaser shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, making of any Tax election, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liabilities for Taxes, (b) each retain and provide the other with any records or other information that may be relevant to such Tax Return, election audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any material amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing or of Section 11.2, Purchaser and Seller shall each retain, until the applicable statutes of limitations (including any extensions of which a party holding the following has notice) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall notify the other prior to destroying any such records; provided, however, that failure to provide such notification shall not constitute a basis for any liability or claim for damages by the other party hereto.

11.2  Availability of Records.   After the Closing, Purchaser shall make available to Seller as reasonably requested by Seller, its agents and representatives, any taxing authority, or any other Governmental Authority all information, records and documents relating to the Business and the employees of the Company for periods prior to Closing and shall preserve all such information, records and documents until the later of: (a) six (6) years after the Closing Date; (b) the expiration of all statutes of limitations for Taxes for periods prior to the Closing or extensions thereof applicable to Seller for Tax information, records or documents; or (c) the required retention period for all government contract information, records or documents. Purchaser shall also make available to Seller, as reasonably requested by Seller, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, including claims for workers’ compensation, product liability, general insurance liability and automobile insurance liability. Prior to destroying any records related to Seller for the period prior to the Closing Date, Purchaser shall notify Seller thirty (30) days in advance of any such proposed destruction of its intent to destroy such records, and Purchaser will permit Seller to retain any such records; provided, however, that failure to provide such notification shall not constitute a basis for any liability or claim for damages. With respect to any litigation and claims that are Excluded Obligations, Purchaser shall render all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller personnel most knowledgeable about the matter in question.

11.3  Non-Competition Undertaking.   (a) From and after the Closing Date until the fourth anniversary thereof (the “Restricted Period”), the Seller shall not, directly or indirectly:

(i)  engage in, control, advise, manage, serve as a director, officer or employee of, act as a consultant to, or exert any influence upon, any business which conducts activities within the Territory competitive with the Business;

(ii)  except on behalf of Purchaser and its Affiliates, solicit, divert or attempt to solicit or divert any Person who is, was, or is or was solicited to become, a customer of the Business, or offer to provide or sell to any such Person, services which are similar to those provided by the Business; or

(iii)  employ, solicit for employment or encourage to leave their employment with the Company or with Purchaser or its Affiliates any employee of the Company or of Purchaser or its Affiliates.

For purposes of this Section 11.3(a), the term “directly or indirectly” shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, lender or consultant of, or owner of any interest in, any Person. Seller shall cause its Affiliates to comply with the restrictions of this Section 11.3(a)). The restrictions imposed by clause (i) of this Section 11.3(a) shall not apply to the ownership of one percent (1%) or less of the outstanding securities of any Person whose securities are listed on a national securities exchange.

(b)  In the event of actual or threatened breach of the provisions of this Section 11.3, Purchaser, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to an injunction restraining Seller or its Affiliates from such conduct.

(c)  Section 11.3 shall automatically terminate with respect to Seller if Seller’s employment with the Company and/or Purchaser is terminated other than for “Cause” or if Seller terminates his employment for “Good Reason” (as each of such terms is defined in the Senior Management Agreement).

ARTICLE XII

SURVIVAL AND INDEMNIFICATION

12.1  Survival of Representations.   The representations and warranties of the Company, Seller and Purchaser contained in this Agreement shall survive the Closing Date but shall terminate twelve (12) months after the Closing Date; provided, however, that the representations and warranties regarding Tax Matters set forth in Section 3.7 shall survive for the applicable statute of limitation period and the Title and Authorization Warranties shall survive indefinitely. No claim may be made with respect to any alleged breach of a representation or warranty of Seller or Purchaser contained in this Agreement, whether for indemnification in respect thereof or otherwise, unless written notice of such claim setting forth the alleged breach and resulting claimed damages in reasonable detail is given to Seller or Purchaser, as applicable, within the period specified in the immediately preceding sentence, in which case, the survival period with respect to such claim shall be extended until it is resolved.

12.2  Seller Indemnifications.   Seller shall indemnify Purchaser and its Representatives and Affiliates, and hold each of them harmless from and against any and all Losses incurred by any of them in connection with, arising out of, or resulting from any of the following:

(a)  any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or any Related Agreement; or

(b)  any failure by the Company or Seller to perform any agreement, covenant or obligation of the Company or Seller pursuant to this Agreement or any Related Agreement, provided that the foregoing shall only apply to covenants of the Company which are required to be performed prior to the Closing.

12.3  By Purchaser.   Purchaser shall indemnify Seller and its Representatives and Affiliates, and hold each of them harmless from and against any and all Losses incurred by any of them in connection with, arising out of or resulting from any of the following:

(a)  any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or any Related Agreement; or

(b)  any failure by Purchaser to perform any agreement, covenant or obligation of Purchaser pursuant to this Agreement or any Related Agreement; or

(c)  any Liability incurred by Seller under or in connection with a guarantee or other assurance of performance provided by Seller to Nextra or Nexsen Pruet in connection with any Real Property Lease.

12.4  Notice of Claims.   If a claim (a “Claim”) is proposed to be made by a party entitled to indemnification hereunder (the “Indemnified Party”) against the party from which indemnification is claimed (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to a Loss for which indemnification may be sought under this Article XII. If any legal proceeding is commenced against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within ten (10) Business Days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual prejudice caused by such failure. Notwithstanding the foregoing, a Claim Notice that relates to a representation or warranty that is subject to the survival period set forth in Section 12.1 must be made within such survival period, whether or not the Indemnifying Party is prejudiced by any failure to give a Claim Notice relating thereto. A Claim Notice shall describe in reasonable detail the nature of the Claim, including an estimate of the amount of Losses that have been or may be suffered or incurred by the Indemnified Party attributable to such Claim, the basis of the Indemnified Party’s request for indemnification under this Agreement and all information in the Indemnified Party’s possession relating to such Claim.

12.5  Assumption of Defense of Third Party Claims.   After receipt of a Claim Notice with respect to a claim, demand or action initiated by a Person which is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense, to (i) take control of the defense and investigation of such Third Party Claim and (ii) employ and engage attorneys of its own choice to handle and defend the same. If the Indemnifying Party fails to assume the defense of such Third Party Claim within ten (10) Business Days after receipt of the Claim Notice, the Indemnified Party against which such Third Party Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The party that assumes the defense of the Claim shall keep the other party reasonably informed of the progress of any such defense, compromise or settlement and, provided, further, that in any event, the Indemnified Party may participate in such defense at its own expense.

12.6  Settlement of Third Party Claims.   In the event that the Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no further indemnification obligations under this Article XII with respect to such Third Party Claim; provided, however, that if the Indemnifying Party refuses to defend or otherwise handle such Third Party Claim and it is subsequently determined that the Indemnifying Party is or was obligated to defend or indemnify the Indemnified Party with respect to such Third Party Claim, then the Indemnifying Party shall remain obligated with respect to such settlement amount. If the Indemnifying Party controls the defense of any such Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a Third Party Claim or ceasing to defend such Third Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party or if such settlement or cessation does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, without prejudice. In the event that the Indemnifying Party proposes a settlement to any Third Party Claim with respect to which the Indemnifying Party is or was entitled to defend, which settlement is satisfactory to the party instituting such Third Party Claim, and the Indemnified Party withholds its consent to such settlement, and thereafter a final judgment is entered against the Indemnifying Party or Indemnified Party pursuant to which Losses exceed the amount of the proposed settlement, then in such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article XII against and in respect of the amount by which the Losses resulting from such final judgment exceed the amount of the proposed settlement.

12.7  Limitations on Indemnity Payments.

(a)  Threshold. Seller shall not be liable to Purchaser under Section 12.2(a) for any Losses, unless and until (i) each individual amount otherwise due Purchaser exceeds $5,000 (excluding legal fees and expenses), and (ii) the aggregate amount of all such Losses under this Agreement, otherwise due Purchaser (excluding Losses incurred in any individual claim of less than $5,000) exceeds an accumulated total of $100,000, and thereafter the total amount of all such Losses in excess of $5,000 per claim (excluding legal fees and expenses) actually incurred (excluding the first $100,000) shall be indemnifiable as and to the extent herein provided.

(b)  Maximum Indemnity. Seller’s aggregate liability under Sections 12.2(a) for all claims for Losses incurred by Purchaser (and its Representatives and Affiliates) shall not in any event exceed the Closing Date Cash Payment.

(c)  Tax Gross-Up. The amount of any loss recoverable by a party entitled to indemnification shall be reduced by the amount of any tax benefit actually realized by the Indemnified Party with respect to the Claim.

12.8  Characterization of Indemnity Payments.   Any indemnity payments made pursuant to this Article XII shall be treated as an adjustment to the aggregate purchase price to the maximum extent possible.

12.9  Offset Rights.   Purchaser shall have the right to withhold payments under this Agreement or offset payments otherwise required to be made to Seller hereunder against any payments to which Purchaser is entitled under this Article XII. Notwithstanding the foregoing, Purchaser agrees to exercise its right of offset or withholding only in a commercially reasonable manner and only after providing Seller not less than ten (10) Business Days' advance written notice. In addition, Purchaser agrees to exercise its right of offset or withholding only up to an amount equal to the reasonably ascertainable or estimable amount of the Loss incurred or which reasonably may be incurred by Purchaser with respect to the events or circumstances giving rise to Purchaser's exercise of such rights.

12.10  Mitigation; Exclusive Remedy.   (a) Any Indemnified Party having a claim under this Article XII shall make a good faith effort to recover all Losses from insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of any Losses hereunder. The amount of any Loss shall be reduced by the amounts actually and irrevocably recovered by the Indemnified Party with respect to any claim.

(b)  The rights and remedies of Seller and Purchaser under this Article XII are exclusive and in lieu of any and all other rights and remedies which Seller or Purchaser may have under or in connection with this Agreement for monetary relief (but not injunctive relief) with respect to any breach or failure to perform any covenant or agreement or breach or inaccuracy of any representation or warranty set forth in this Agreement. The foregoing limitation shall not apply with respect to claims for intentional misrepresentation, intentional breach, willful misconduct or fraud.

(c)  Prior to recovering any loss against Seller (but without limiting Purchaser's right to exercise its offset or withholding rights in accordance with Section 12.9), Purchaser agrees to use good faith commercial efforts to pursue and prosecute a claim for indemnification against Nextra or Nexsen Pruet to the extent that the Claim asserted by Purchaser against Seller gives rise to a corresponding claim for indemnification against either or both of such Persons under the Nextra Asset Purchase Agreement; provided, that Purchaser shall not be required to continue to pursue a claim for indemnification against Nextra or Nexsen Pruet if, in the opinion of counsel to Purchaser, recovery from such Persons is unlikely or cost prohibitive (and provided that Seller agrees in writing to waive any statute of limitation applicable to the Claim) and; provided, further, that Purchaser shall not be required to pursue an appeal of any adverse judgment.

ARTICLE XIII

MISCELLANEOUS

13.1  Assignment.   This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other party, except that Purchaser may assign its rights, in whole or in part, including its right to acquire the Membership Interests of Seller in the Company, under this Agreement to an Affiliate (which assignment shall not release Purchaser from its obligations hereunder).

13.2  Amendment.   Except as contemplated by Section 5.4, this Agreement may be amended, modified and supplemented only by mutual written agreement of the parties.

13.3  Notices.   Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission or (c) three (3) Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to the Purchaser, addressed as follows:

Huron Consulting Group Holdings, LLC
550 W. Van Buren Street
Chicago, IL 60607
Attention: Chief Financial Officer
Facsimile: (312) 583-8752

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: David A. Carpenter
Telephone: (312) 782-0600
Facsimile: (312) 701-7711

If to Seller, addressed as follows:

Robert Rowe
2100 Lake Forest Drive

Tega Cay, SC 29708
Telephone No.: (800) 863-8296
        Facsimile No.: (803) 980-2899

with a copy to:

Rogers & Hardin LLP
229 Peach Street, N.E., Suite 2700
Atlanta, GA 30303
Attention: David D. Willoughby
Telephone No.: (404) 522-4700
Facsimile No.: (404) 525-2224

If to the Company, addressed as follows:

Document Review Consulting Services LLC
140 East Main Street, Suite 400
Rock Hill, South Carolina 29730
Attention: Robert Rowe
Telephone No.: (800) 863-8296
Facsimile No.: (803) 980-2899

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

13.4  Waivers.   The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13.5  No Third Party Beneficiaries.   The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from, these provisions; provided, however, that the Representatives and Affiliates of Purchaser and Seller are intended third party beneficiaries of Sections 12.2 and 12.3, as applicable. Except for the Persons described in the immediately preceding sentence, the parties specifically disavow any desire or intention to create any third party beneficiary hereunder, and specifically declare that no Person, except for the parties, and their respective successors, shall have any right hereunder nor any right of enforcement hereof.

13.6  Publicity.   Prior to the Closing Date, except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by Purchaser or Seller or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and Seller, in any case, as to form, content, timing and manner of distribution or publication;

provided that nothing in this Section 13.6 shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions. After the Closing, each of the parties shall be entitled to make such additional disclosure of the terms and conditions hereof as may be required by Law or the rules of any stock exchange to which they may be subject.

13.7  Further Assurances.   Upon the reasonable request of Purchaser, Seller will on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Membership Interests, and to otherwise carry out the purposes of this Agreement.

13.8  Severability.   If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

13.9  Entire Understanding.   This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

13.10  Applicable Law.   This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

13.11  Jurisdiction of Disputes; Waiver of Jury Trial.   In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the State of Delaware, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 13.11 shall be deemed to prevent any party from seeking to remove any action to a federal court in the State of Delaware; (c) agree to waive to the fullest extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 13.3 for communications to such party; (e) agree that any service made as provided herein shall be effective and binding service in every respect; and (f) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY

DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

13.12  Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.13  Facsimile Signatures.   Any signature page delivered via a fax machine shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

13.14  Expenses.   Purchaser shall pay the reasonable out-of-pocket and customary legal and other out-of-pocket expenses incurred by Seller or the Company incident to this Agreement, the Nextra Asset Purchase Agreement, the Senior Management Agreement, and all related agreements, with the payment of such expenses through the Closing Date to be paid via wire transfer at the Closing as directed by Seller (the “Closing Date Expense Payment”); provided that Seller furnishes to Purchaser invoices or other satisfactory evidence of the incurrence by Seller of the expenses.

13.15  Transfer Taxes and Fees.   Purchaser shall pay the cost of all sales, use and transfer Taxes arising out of the transfer of the Membership Interests pursuant to this Agreement (“Transfer Taxes”). The parties agree to cooperate with each other in connection with the preparation and filing of Tax Returns with respect to the Transfer Taxes, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

13.16  Representation of Counsel; Mutual Negotiation.    Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arm’s-length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party. The parties’ respective counsel may not be disqualified from representing their clients in indemnification or other disputes arising out of this transaction by virtue of such counsel’s prior representation of the other party in an unrelated matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

HURON CONSULTING GROUP HOLDINGS, LLC		DOCUMENT REVIEW CONSULTING SERVICES LLC

By:	/s/ Stanley N. Logan	By:	/s/ Robert Rowe
Name:	Stanley N. Logan		Robert Rowe, Member
Title:	Authorized Signatory

ROBERT ROWE
/s/ Robert Rowe

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